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                       UNITED STATES              | OMB APPROVAL               |
            SECURITIES AND EXCHANGE COMMISSION    | OMB Number:      3235-0101 |
                  WASHINGTON, D.C. 20549          | Expires: December 31, 2006 |
                                                  | Estimated average burden   |
                                                  | hours per response....4.47 |
                                    FORM 144       ----------------------------

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.
________________________________________________________________________________
1(a) NAME OF ISSUER (Please type or print)

     Winnebago Industries, Inc.
________________________________________________________________________________
1(b) IRS IDENT. NO.                    |(c) SEC FILE NO.
                                       |
     42-0802678                        |    I-6403
________________________________________________________________________________
1(d) ADDRESS OF ISSUER              STREET

     P.O. Box 152,           605 W Crystal Lake Road
________________________________________________________________________________
1(d)      CITY                       STATE                  ZIP CODE

     Forest City                     Iowa                    50436
________________________________________________________________________________
1(e) TELEPHONE
________________________________________________________________________________
     AREA CODE           | NUMBER
                         |
       641               | 585-3535
________________________________________________________________________________
2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

     Brian J. Hrubes
________________________________________________________________________________
2(b) IRS IDENT. NO.                  (c) RELATIONSHIP TO ISSUER

                                      Officer--Controller
________________________________________________________________________________
2(d) ADDRESS                        STREET

     106 Fairview Drive
________________________________________________________________________________
2(d)      CITY                       STATE                  ZIP CODE

     Forest City                      IA                      50436
________________________________________________________________________________

INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE SEC FILE NUMBER.

                                         SEC USE
3(a)           (b)                       ONLY     (c)           (d)          (e)                (f)                (g)
TITLE OF THE   NAME AND ADDRESS OF       BROKER-  NUMBER OF     AGGREGATE    NUMBER OF SHARES   APPROXIMATE        NAME OF EACH
CLASS OF       EACH BROKER THROUGH       DEALER   SHARES OR     MARKET       OR OTHER UNITS     DATE OF SALE       SECURITIES
SECURITIES     WHOME THE SECURITIES      FILE     OTHER UNITS   VALUE        OUTSTANDING        (SEE INSTR. 3(F))  EXCHANGE
TO BE SOLD     ARE TO BE OFFERED         NUMBER   TO BE SOLD    (SEE INSTR.  (SEE INSTR. 3(E))  (MO. DAY YR.)      (SEE INSTR. 3(G))
               OR EACH MARKET                     (SEE INSTR.   3(D))
               MAKER WHO IS                       3(C))
               AQUIRING THE
               SECURITIES
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                                                                                                                   New York
Common                                                                                                             Chicago
Stock,         Edward Jones & Company                                                                              Pacific
$.50 par       209 North Clark Street                                                                              Boston
value          Forest City, IA 50436              2,518       $88,809.86     32,924,908         7/21/05           Philadelphia
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INSTRUCTIONS:
1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer'S S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debit securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.

                         TABLE I - SECURITIES TO BE SOLD

    FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE
                PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

                                                 NAME OF PERSON
                                                 FROM WHOM ACQUIRED
TITLE OF   DATE YOU  NATURE OF                   (IF GIFT, ALSO GIVE DATE     AMOUNT OF             DATE OF
THE CLASS  ACQUIRED  ACQUISITION TRANSACTION     DONOR ACQUIRED)              SECURITIES ACQUIRED   PAYMENT       NATURE OF PAYMENT
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Common
Stock,
$.50 par
value      7/21/05    Exercise of Stock Option   Winnebago Industries, Inc.    2,518                7/21/05       CASH
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INSTRUCTIONS:  If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

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              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

                                                                               Amount of     Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Securities    Proceeds
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NONE


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REMARKS:

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which have not been publicly disclosed.

                                        /s/ Raymond M. Beebe, Secretary,
                                        Winnebago Industries, Inc. under
       July 21, 2005                    Power of Attorney
-----------------------------------     ----------------------------------------
      (DATE OF NOTICE)                                 (SIGNATURE)

THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO
       BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
     ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

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| ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL |
|                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).                   |
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